Exhibit 10.48
FIRST AMENDMENT TO
AMENDED AND RESTATED LICENSE AGREEMENT
     This First Amendment to Amended and Restated License Agreement (the “Amendment”) is entered into as of December 29, 2008 (the “Amendment Date”) by and between GTx, Inc., a Delaware corporation, located at 3 N. Dunlap Street, Memphis, Tennessee 38163 (“GTx”), and University of Tennessee Research Foundation, a Tennessee corporation, having an office at UT Conference Center, Suite 211, 600 Henley Street, Knoxville, Tennessee 37996-4122 (“UTRF”), for the purpose of amending that certain Amended and Restated License Agreement, dated September 24, 2007, between GTx and UTRF (the “Original Agreement” and, collectively with this Amendment, the “Agreement”).
Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Original Agreement.
RECITALS
     Whereas, the Parties desire to amend the Original Agreement to clarify GTx’s payment obligations to UTRF for consideration received by GTx from its Sublicensees.
     Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Amendment and other good and valuable consideration, the Parties agree as follows:
1.	Amendment of “Sublicense Revenue” Definition. Section 1.36 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“1.36 “Sublicense Revenue” shall mean all payments actually received by GTx pursuant to and in connection with each Sublicense, including, without limitation, up-front license fees, milestone payments, license maintenance fees, election fees, and all other fees and payments received by GTx under each Sublicense agreement, subject to the following:
A.	Deductions. There shall be deducted from Sublicense Revenue payments received by GTx as reimbursement for actual, otherwise unreimbursed, out-of-pocket expenses as set out in the applicable Sublicense agreement, provided that only reimbursements for expenses incurred in the development of one or more Licensed Products covered by such Sublicense agreement may be deducted from Sublicense Revenue and then only to the extent of expenses incurred from and after the date of the Sublicense agreement for pre-clinical or clinical research and development, including development of the formulation and manufacturing process, manufacturing of preclinical and clinical supplies and analytical and stability testing as required by the Food and Drug Administration to support a New Drug Application filing for the Licensed Product. However, no part of any reimbursement received by GTx from Ipsen for actual out-of-pocket pre-clinical and clinical research and development expenses incurred by GTx for the PIN Indication (as defined in the Ipsen Sublicense) will be considered Sublicense Revenue, although the amount of any premium on Ipsen’s share of Past Initial Development Expenses (as defined in the Ipsen Sublicense) for the PIN Indication paid to GTx by Ipsen under subsection (ii) of Section 4.2(e)(iii) of the Ipsen Sublicense will be considered Sublicense Revenue. Additionally, Sublicense Revenue will not include any payments made to Third Parties by or on behalf of a Sublicensee for conducting clinical trials, filing new drug applications, commercially launching a product and/or marketing and selling a product, since these are not payments received by GTx from a Sublicensee on account of the Sublicense.

B.	Exclusions. Sublicense Revenue will not include:
(a)	running royalties received by GTx that are calculated as a percentage of Sublicensee’s Net Sales;

(b)	consideration paid to GTx in exchange for securities of GTx up to the “fair market value” (as hereinafter defined) of such securities;

(c)	any milestone payment received by GTx from Ipsen on account of Regulatory Approval (as defined in the Ipsen Sublicense) being obtained in a Major Country (as defined in the Ipsen Sublicense) for a diagnostic test for the PIN Indication or prostate cancer, as provided in Section 3.2 (8) of the Ipsen Sublicense; and

(d)	in the event the Sublicense of Licensed Subject Matter is granted in conjunction with a license of distinct GTx technology that is not Licensed Subject Matter (“Other Technology”), amounts allocable to such Other Technology as reasonably established by GTx and the Sublicensee and set out in the Sublicense agreement; provided that if no such allocation is made in the Sublicense agreement, then the prorated portion of any fees or payments (not otherwise excluded or deducted pursuant to this Section 1.36) made to GTx under such Sublicense agreement in consideration for such Other Technology shall be excluded.
For purposes of this Section 1.36 (B), “fair market value” shall mean (1) with respect to the Common Stock of GTx, the closing price of the Common Stock as quoted or traded on the NASDAQ Global Market (or other applicable exchange or public market) on the day of closing of such stock sale, or if the closing of such stock sale does not take place on a trading day, the closing price on the last trading day prior to the day of closing of such stock sale; and (2) with respect to any other security of GTx other than Common Stock, the parties shall seek in good faith to agree on the fair market value of such security and in the event the parties cannot mutually agree on such value, the determination of fair market value shall be submitted to dispute resolution pursuant to Section 11.1. Also for clarity, in the case of the purchase of securities of GTx by a Sublicensee or an Affiliate of Sublicensee, (i) if such securities are acquired in connection with the receipt of rights under Licensed Subject Matter, then any amounts paid in excess of the fair market value of such securities shall be included as an element of Sublicense Revenue, (ii) if such securities are acquired by a Sublicensee in a transaction not in connection with the grant of rights (or the grant of further rights) under Licensed Subject Matter, then no portion of the purchase price of such securities shall constitute Sublicense Revenue, regardless of the relationship between purchase price and fair market value, and (iii) if GTx were to be acquired by a Sublicensee or an Affiliate of a Sublicensee, no portion of the purchase price in any form shall be Sublicense Revenue.
2. Amendment to Dispute Resolution. Section 11.1 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“11.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or to prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including without limitation any dispute with respect to the scope of this Section 11, shall be resolved upon thirty (30) days written notice of either party to the other by final and binding arbitration in Knoxville, Tennessee (or other site acceptable to both Parties) under the Commercial Arbitration Rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then in effect. The arbitrator(s) shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. The prevailing party in any such arbitration shall, in addition to recovering reasonable out-of-pocket costs of the arbitration, be entitled to an award of reasonable attorneys fees incurred in connection with the arbitration and any action necessary to perfect the arbitration award as a judgment, and for any collection action required to secure payment of any arbitration award. Any award rendered in such arbitration may be entered and enforced by either party in either the courts of the State of Tennessee or in the United States District Court for the Eastern District of Tennessee, to whose jurisdiction for such purposes UTRF and GTx each hereby irrevocably consents and submits, or in any other United States court having jurisdiction.”
3.	Amendment to Assignability. Section 13.1 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“13.1 This Agreement shall be binding upon and shall inure to the benefit of UTRF and its assigns and successors, and shall be binding upon and shall inure to the benefit of GTx and its assigns provided that prior written approval by UTRF is first obtained, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, no prior written approval from UTRF shall be required for any assignment by GTx to (i) an Affiliate of GTx (or any entity into which GTx shall have been merged or consolidated, provided that at least 51% of such merged or consolidated entity is owed by shareholders holding at least 51% of GTx immediately prior to such merger or consolidation) or (ii) a Third Party which acquires all or substantially all of GTx’s assets or a Controlling interest in the business to which this Agreement relates if, but only if, the Third Party can reasonably demonstrate prior to such transaction, either: (I) a financial net worth or market cap equal to or better than the financial net worth of GTx existing prior to the acquisition, but not less than a net worth of One Hundred Million Dollars ($100,000,000); or (II) a market cap of Five Hundred Million Dollars ($500,000,000). No assignment shall be deemed effective unless such assignee has agreed in writing to be bound by the terms and provisions of this Agreement. Any attempt to assign or assignment made in violation of this Section 13.1 shall be void ab initio. GTx shall give notice to UTRF of any assignment of this Agreement within thirty (30) days thereafter, such notice to include a copy of assignee’s written agreement to be bound by the terms and provisions of this Agreement. For the avoidance of doubt, any consideration received by GTx from a permitted assignee in consideration of an assignment pursuant to this Section 13.1 shall not be deemed Sublicense Revenue.”

4.	Clarification of the Treatment of Other Payments Under The Ipsen Sublicense. For the avoidance of doubt, the Parties desire to confirm the treatment of payments received to date and which may be received in the future under the Ipsen Sublicense, as follows:
(a)	Election Fee. Any payment received by GTx from Ipsen pursuant to Section 3.1(c) of the Ipsen Sublicense shall be treated as Sublicense Revenue under the Agreement.

(b)	Milestone Events. Any payment received by GTx from Ipsen pursuant to

Section 3.2 of the Ipsen Sublicense for Milestone Events numbered 1, 4 or 6 shall not be treated as Sublicense Revenue under the Agreement to the extent such payments are made with respect to the ADT Indication (as defined in the Ipsen Sublicense) and any payment received by GTx from Ipsen for Milestone Events numbered 2, 3 and 5 shall be treated as Sublicense Revenue under the Agreement to the extent such payments are made with respect to the PIN Indication. Any payment received by GTx from Ipsen pursuant to Milestone Event number 7 will be considered Sublicense Revenue if, but only if and to the extent that, the required milestone payment is paid on account of a Licensed Product for the PIN Indication, and if and only if and to the extent that payments are made under such Milestone Event on account of a Licensed Product for the ADT indication, then such payment shall not be Sublicense Revenue.
(c)	Royalty Payments Under Ipsen Sublicense.
1.	UTRF shall be paid Running Royalties on Ipsen’s receipts from sales of Licensed Product (as defined in the Ipsen Sublicense) solely to the extent such payments are made with respect to the PIN Indication.

2.	For purposes of calculating Running Royalties on Net Sales pursuant to Section 4.1B. of the Agreement, all deferrals pursuant to Section 3.9 of the Ipsen Sublicense of Royalty Payments (as defined in the Ipsen Sublicense) on Ipsen’s Net Sales with respect to the PIN Indication shall result in the deferral of Running Royalties to be paid to UTRF by GTx or its Sublicensee, Ipsen, on the same Net Sales of Ipsen until such deferred payment is made by Ipsen in accordance with the terms of Section 3.9 of the Ipsen Sublicense, at which time both the Running Royalties, and any interest attributable thereto (paid pursuant to Section 3.9 of the Ipsen Sublicense), shall be paid to UTRF by GTx or Ipsen.

3.	Any interest payments received by GTx from Ipsen pursuant to Section 3.7 of the Ipsen Sublicense shall not be treated as Sublicense Revenue or Running Royalty under the Agreement.
(d)	Sales by Sublicensees of Ipsen. Any payment received by GTx from Ipsen pursuant to Section 3.5 of the Ipsen Sublicense as royalties on Net Sales of Licensed Products by Ipsen’s Sublicensees shall not be treated as Sublicense Revenue under the Agreement to the extent such payment is calculated as a percentage of such Sublicensees’ Net Sales.

(e)	Initial Development Expenses. Any payment received by GTx from Ipsen pursuant to Section 4.2(f)(iii) shall not be treated as Sublicense Revenue under the Agreement.

(f)	Calculation of the Opt-in Payment. Any payment received by GTx from Ipsen pursuant to Section 4.3(c)(iii)(3) of the Ipsen Sublicense shall not be treated as Sublicense Revenue under the Agreement.

(g)	Intellectual Property. Any payment received by GTx from Ipsen pursuant to Article 9 of the Ipsen Sublicense for shared costs and expenses of patent prosecution, maintenance, enforcement and defense shall not be treated as Sublicense Revenue under the Agreement, provided that such costs and expenses are incurred after the Effective Date of the Ipsen Sublicense.

(h)	Effect of Termination. The treatment of any payments received by GTx from Ipsen pursuant to Ipsen’s continuing payment obligations under Article 12 of the Ipsen

Sublicense shall be based on whether or not such payments would have constituted Sublicense Revenue if they had been paid prior to the date of termination of the Ipsen Sublicense.

(i)	Indemnification. Any payment received by GTx from Ipsen pursuant to Article 13 of the Ipsen Sublicense shall not be treated as Sublicense Revenue under the Agreement.

(j)	Up-Front Fees. The up-front fee GTx has already received from Ipsen in October 2006 upon its entering into the Ipsen Sublicense and the up-front fee payment received from Ipsen in 2007 and 2008 and the up front fee payment it will receive in 2009 pursuant to the Ipsen Sublicense shall not be considered Sublicense Revenue.
5.	Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of Tennessee, without regard to conflicts of laws provisions.

6.	Entire Agreement. This Amendment and the Original Agreement (except to the extent expressly amended by this Amendment) collectively embody the entire, final and complete agreement and understanding between the parties and replace and supersede all prior discussions and agreements between the parties with respect to the subject matter hereof or thereof. The Agreement, as hereby amended, remains in full force and effect.

7.	Counterparts. This Amendment may be executed in two counterparts (which may be delivered by facsimile or PDF), each of which shall be an original and both of which together shall constitute the same document.
          In Witness Whereof, the Parties hereto have duly executed this Amendment as of the Amendment Date.

GTx, Inc.		University of Tennessee Research Foundation

By:	/s/ Henry P. Doggrell	By:	/s/ Fred D. Tompkins

Name:	Henry P. Doggrell	Name:	Fred D. Tompkins

Title:	VP, General Counsel	Title:	President

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